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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                                 WINN, ELWOOD F.
--------------------------------------------------------------------------------
       (Last)                       (First)                    (Middle)

                               FRESH BRANDS, INC.
                               2215 UNION AVENUE
--------------------------------------------------------------------------------
                                    (Street)

                               SHEBOYGAN, WI 53081
--------------------------------------------------------------------------------
       (City)                       (State)                     (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                        FRESH BRANDS, INC. (NASDAQ: FRSH)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

                                January 28, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                     President and Chief Executive Officer
________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

====================================================================================================================================
                                     Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                        or Beneficially Owned
====================================================================================================================================
                                                                                           5.              6.
                                   2A.                     4.                              Amount of       Owner-
                                   Deemed                  Securities Acquired (A) or      Securities      ship
                      2.           Execution  3.           Disposed of (D)                 Beneficially    Form:      7.
                      Transaction  Date, if   Transaction  (Instr. 3, 4 and 5)             Owned Follow-   Direct     Nature of
                      Date         any        Code         ------------------------------- ing Reported    (D) or     Indirect
1.                    (Month/      (Month/    (Instr. 8)                   (A)             Transaction(s)  Indirect   Beneficial
Title of Security     Day/         Day/       ------------     Amount      or    Price     (Instr. 3       (I)        Ownership
(Instr. 3)            Year)        Year)       Code     V                  (D)             and 4)          (Instr.4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                3,709            I        By Retirement
                                                                                                                      Savings Plan
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                1,000            D
====================================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).


Persons who respond to the collection of information contained in this form are not required to respond                       (Over)
unless the form displays a currently valid OMB control number.                                                       SEC 1474 (9-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of Deriv- Form
             2.                                                                                            ative     of
             Conver-                            5.                              7.                         Secur-    Deriv-  11.
             sion                               Number of                       Title and Amount           ities     ative   Nature
             or               3A.               Derivative    6.                of Underlying     8.       Benefi-   Secur-  of
             Exer-            Deemed   4.       Securities    Date              Securities        Price    cially    ity:    In-
             cise     3.      Execu-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     Direct  direct
             Price    Trans-  tion     action   or Disposed   Expiration Date   ----------------  Deriv-   Following (D) or  Bene-
1.           of       action  Date,    Code     of(D)         (Month/Day/Year)           Amount   ative    Reported  In-     ficial
Title of     Deriv-   Date    if any   (Instr.  (Instr. 3,    ----------------           or       Secur-   Trans-    direct  Owner-
Derivative   ative    (Month/ (Month/  8)       4 and 5)      Date     Expira-           Number   ity      action(s) (I)     ship
Security     Secur-   Day/    Day/     ------   ------------  Exer-    tion              of       (Instr   (Instr    (Instr  (Instr
(Instr. 3)   ity      Year)   Year)    Code V    (A)   (D)    cisable  Date      Title   Shares   5)       4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Option (1)   $12.00                                           (2)      1/28/10     *       7,500             7,500     D
------------------------------------------------------------------------------------------------------------------------------------
Option (1)   $11.625                                          (2)      2/12/11     *     100,000           100,000     D
------------------------------------------------------------------------------------------------------------------------------------
Option (1)   $18.75                                           (2)      1/30/12     *      38,000            38,000     D
------------------------------------------------------------------------------------------------------------------------------------
Option (1)   $14.85   1/28/03          A        31,000        (2)      1/28/13     *      31,000            31,000     D
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
Explanation of Responses:

* Common Stock

(1) Options granted pursuant to the 1995 Equity Incentive Plan.
(2) Exercisable at a cumulative percentage of 33.3% per year beginning on the first anniversary after date of grant.


                                                                                  ELWOOD F. WINN
**  Intentional misstatements or omissions of facts constitute Federal
    Criminal Violations.                                                          /s/ Ralph J. Gundrum                     01/29/03
                                                                                  -------------------------------------   ----------
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                     ** Signature of Reporting Person           Date
                                                                                  By Ralph J. Gundrum, attorney-in-fact
Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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